EXHIBIT 2.4


                         SERVICE MARK LICENSE AGREEMENT

         SERVICE MARK LICENSE AGREEMENT dated as of _________________, by and between AT&T CORP., a New York corporation ("Licensor"), and KIRI INC., a Delaware corporation ("Licensee").

         WHEREAS, Licensor has, for many years, used the service marks AT&T and AT&T with a fanciful globe design, as identified in Schedule A attached hereto (the "Licensed Master Service Marks"), all in connection with telecommunications services; and

         WHEREAS, Licensee wishes to use the Licensed Master Service Marks, and the Licensed Trade Dress in the Licensed Territory as defined herein in connection with the marketing and provision of certain services; and

         WHEREAS, Licensee also wishes to use the service mark "It's all within your reach" and certain foreign equivalents thereof that are owned by Licensor and may wish to use certain other service marks which are or will be owned by Licensor in connection with the Licensed Services ; and

         WHEREAS, Licensor is willing to license and allow Licensee to use the Licensed Marks under the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, the parties hereby agree as follows:

         1. DEFINITIONS.

         "AFFILIATE": Of a party shall mean an entity which is under common control with, controls, or is controlled by, such party.

         "BANKRUPTCY": With respect to a Person shall mean the filing by such Person of a voluntary petition, or by a third party with respect to such Person, requesting liquidation, dissolution, reorganization, suspension, rearrangement or re-adjustment, in any form, of

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its debts under the laws of the United States (or corresponding provisions of future laws), the laws of the Licensed Territory, or any other bankruptcy or insolvency law, or such Person's consenting to or acquiescing in any such petition, the making by such Person of any assignment for the benefit of its creditors or the admission by such Person in writing of its inability to pay its debts as they mature, an application for the appointment of a receiver for the assets of such Person, or an involuntary petition seeking liquidation, dissolution, reorganization, suspension, rearrangement or readjustment of its debts or similar relief under any bankruptcy or insolvency law.

         "CLAIM": As defined in Section 20.1 hereof.

         "CLAIMANT": As defined in Section 20.2 hereof.

         "COMMUNICATIONS DIRECTOR":  The individual described in Section 8.5.

         "CORPORATE BRAND": As defined in Section 5.3(d) hereof.

         "CORPORATE BRAND EFFORTS": As defined in Section 5.3(d) hereof.

         "EFFECTIVE DATE": As defined in Section 23.12 hereof.

         "EXCLUSIVE SERVICES": As defined in Schedule F hereto.

         "FINAL CURE PERIOD":  As defined in Section 9 hereof.

         "GRAPHIC STANDARDS MANUAL": As defined in Schedule D hereto.

         "GROSS SERVICE REVENUE": Revenues received by Licensee and its sublicensees for the Licensed Services, before any deductions or offsets.

         "INCLUDING": The terms "including" and "such as" are illustrative and not limitative.

         "INITIAL CURE PERIOD":  As defined in Section 9 hereof.

         "LICENSED ANCILLARY SERVICE MARKS": Service marks that may be developed for each of the Licensed Services by Licensor or by Licensee that become Licensed Ancillary

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Service Marks pursuant to Section 2.2, and any additional marks that are added to this Agreement pursuant to Section 4.3 and which shall be owned by Licensor and licensed to Licensee pursuant to this Agreement (and as such service marks may be modified or supplemented as contemplated by Section 4.2 or Section 4.3), as set forth in Schedule C1, as it may be amended from time to time. Registrations and applications covering the Licensed Ancillary Service Marks in the Licensed Territory include those set forth in Schedule C2 of this Agreement. The listing of goods or services in the specification of any of these registrations or applications which are outside the scope of services licensed under this Agreement shall not be construed as inclusion of such goods or services in the license granted by this Agreement. It is understood that the only services licensed under this Agreement are as expressly set forth in this Agreement.

         "LICENSED MARKS": Collectively, the Licensed Master Service Marks, Licensed Ancillary Service Marks, and Licensed Trade Dress.

         "LICENSED MASTER SERVICE MARKS": The service marks AT&T and AT&T with a fanciful globe design as identified in Schedule A (and as such service marks may be modified or supplemented as contemplated by Section 4.2 or Section 4.3). Registrations and applications covering the Licensed Master Service Marks in the Licensed Territory are set forth in Schedule B of this Agreement, as it may be amended from time to time. The listing of goods or services in the specification of any of these registrations or applications which are outside the scope of services licensed under this Agreement shall not be construed as inclusion of such goods or services in the license granted by this Agreement. It is understood that the only services licensed under this Agreement are as expressly set forth in this Agreement.

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         "LICENSED SERVICES": The services described in Schedule F attached hereto.

         "LICENSED TERRITORY": Antigua and Barbuda, Argentina, Bahamas, Barbados, Bolivia, Brazil, Chile, Colombia, Dominica, Dominican Republic, Ecuador, Grenada, Guyana, Haiti, Jamaica, Panama, Paraguay, Peru, Saint Lucia, Saint Vincent and the Grenadines, Suriname, St. Kitts and Nevis, Trinidad and Tobago and Uruguay.

         "LICENSED TRADE DRESS": The general image, appearance or dress of the marketing of services performed under the Licensed Master Service Marks and the Licensed Ancillary Service Marks consisting of colors, designs, configurations, publication formats, lettering and the like as set forth in Schedule D attached hereto, and such other trade dress and get-up as may be added thereto or substituted therefor in accordance with this Agreement.

         "LICENSEE": As defined in the first paragraph hereof.

         "LICENSEE BRAND EFFORTS": Marketing communications activities developed in support of specific Licensee products and services, such as advertising, direct mail and promotions for specific Licensed Services or rates, or for any activity not specified in this Agreement.

         "LICENSOR": As defined in the first paragraph hereof.

         "MANAGED NETWORK SERVICES" means the provision of (a) service to a customer consisting solely of the provisioning and maintenance of the logical and physical elements of the customer's wide area communications network, and, to the extent relating to a customer's wide area communications network, directly related planning, design, installation, maintenance and ongoing life cycle support functions, and (b) equipment on the customer's premises at the interface between a wide area communications network and the remainder of the customer's networking environment insofar as the equipment so provided facilitates (i) the maintenance of the customer's wide area communication

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services, (ii) the recording of performance data with respect to the customer's wide area communications services, (iii) the provisioning of new wide area communications services to the customer or changes in the parameters of the wide area communications services provided to the customer, or (iv) the integration of multiple wide area communications services, but excluding in the case of clause (a) or (b) any such service or equipment that materially extends services beyond the interface described above further into the customer's non-wide area communications network.

         "MARK": Any name, brand, mark, trademark, service mark, trade dress, trade name, business name or other indicia of origin.

         "MARKETING MATERIALS": Any and all materials, whether written, audio, visual or in any other medium, used by Licensee to market, advertise or otherwise offer or provide any Licensed Service under the Licensed Marks.

         "MARKETING SPECIFICATIONS": Licensor's standards and guidelines relating to the permitted use, depiction and graphic display of the Licensed Marks that are contained in Schedule E hereto, and those standards and guidelines relating to such use, depiction and graphic display that Licensor shall provide to Licensee from time to time.

         "MATERIAL": As defined in Section 21 hereof.

         "MERGER AGREEMENT": The Agreement and Plan of Merger among AT&T Corp., Kiri Inc., Frantis, Inc. and FirstCom Corporation, dated as of November 1, 1999.

         "MINIMUM GUARANTEE": As defined in Section 5.1(b) hereof.

         "MONITORING SERVICES": As defined in Section 5.3(a) hereof.

         "NEW YORK COURTS": As defined in Section 19 hereof.

         "NONEXCLUSIVE SERVICES": As defined in Schedule F hereto.

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         "PAYMENT PERIOD": Each period of six (6) full calendar months or portion thereof during the term of this Agreement, commencing on the first day of the first month after the Effective Date.

         "PAYMENTS": As defined in Section 22.1 hereof.

         "PERSON": Any individual, partnership, limited partnership, joint venture, syndicate, sole proprietorship, company or corporation with or without share capital, unincorporated association, trust, trustee, executor, administrator or other legal personal representative, regulatory body or agency, government or governmental agency, authority or entity however designed or constituted.

         "PROPRIETARY INFORMATION": Any information that is so designated by the party disclosing it or deemed to be such under this Agreement.

         "QUALITY CONTROL REPRESENTATIVES": Representatives of Licensor appointed in accordance with Section 8 hereof.


         "REGISTERED USER APPLICATION": An application by the parties to the appropriate Regulatory Authority in the Licensed Territory where an owner of a Mark (i) licenses a licensee to use the registered Mark, under conditions in which the nature and quality of the products and/or services offered under the Mark are required to be subject to quality control by the owner, in accordance with local law and practice for acceptable trademark licensing to ensure the validity and enforceability of the Mark licensed and (ii) allows the licensee to be recorded by that administrative agency as a permitted user of the Licensed Marks.

         "REGULATORY APPROVAL": Any governmental or regulatory approval, consent or authorization or waiver required to be obtained from or any filing required to be made with

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or notice required to be given to any governmental or Regulatory Authority, commission, tribunal, ministry, official or agency.

         "REGULATORY AUTHORITY": Any applicable regulatory, administrative or governmental entity, authority, commission, tribunal, official or agency, including without limitation the Export Licensing Office of the U.S. Department of Commerce.

         "REQUEST": As defined in Section 20.2 hereof.

         "RESPONDENT": As defined in Section 20.2 hereof.

         "SECOND CURE PERIOD":  As defined in Section 9.2 hereof.

         "SERVICE SPECIFICATIONS": The standards of quality relating to Marketing Specifications, technical performance, customer service, and customer satisfaction, including technical network performance, marketing, design, and use of Marketing Materials, advertising and promotion that will be set forth in Schedule E to this Agreement (and as they may be amended, modified or supplemented from time to time in accordance with this Agreement).

         "SIGNIFICANT BREACH BY LICENSEE": As defined in Section 12 hereof.

         "SUBSIDIARY": With respect to a party, any Person in which the party directly owns more than 50% of the voting rights.

         "SUCCESSOR": With respect to any party, any successor, monitor, coordinator, transferee or assignee, including without limitation any receiver, debtor in possession, trustee, conservator or similar Person with respect to such party or such party's assets.

         "TECHNICAL INFORMATION": Information provided by either party under this Agreement, whether Proprietary Information or otherwise.

         2.  SCOPE OF LICENSE

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         2.1 GRANT OF LICENSE.

         (a) Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee a non-exclusive, non-transferable, non-sublicensable (except as provided herein) license to use the Licensed Marks solely in connection with the marketing, advertising, promotion and provision of the Licensed Services in the Licensed Territory. Licensee may use the Licensed Marks in marketing, advertising and promotion outside the Licensed Territory so long as such marketing, advertising and promotion relates to the provision of Licensed Services in the Licensed Territory. The foregoing notwithstanding, the rights granted herein do not include the right to use the Licensed Marks in connection with the marketing, advertising, promotion or provision of any services through the global venture between Licensor and British Telecommunications plc, which shall be covered by separate agreements with such global venture.

         Licensor and its other Affiliates retain all rights to use the Licensed Marks in the Licensed Territory. The Licensed Marks may not be used by Licensee in connection with any service except as expressly set forth in this Agreement. Licensee shall not use the Licensed Marks, or any other Mark of Licensor, or any confusingly similar Marks in connection with any service or product not within the scope of this Agreement without Licensor's express written consent.

         Licensee may sublicense the rights granted in this Section 2.1(a) to its Subsidiaries in connection with their operations in the Licensed Territory, provided that:

                  (i) such Subsidiaries meet and continue to meet the criteria set forth in Schedule G of this Agreement;

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                  (ii) such Subsidiaries enter a written agreement with Licensee in which such Subsidiaries agree to assume all of the same obligations as Licensee (except for the obligation to make payments pursuant to Section 5.1, as such payments will be made by Licensee) and which is otherwise consistent with this Agreement; and

                  (iii) Licensee notifies Licensor within ten (10) days each time a sublicense is granted and furnishes Licensor with a copy of the relevant sublicense agreement.

         (b) Subject to the terms and conditions of this Agreement and provided that at least half of the Licensed Services offered by Licensee (namely, those grossing the highest revenue) are in full compliance with the Service Specifications furnished by Licensor, Licensee shall have a non-exclusive, non-sublicensable right (except as otherwise provided herein) to use "AT&T" as part of the corporate name and trade name set forth in Schedule H of this Agreement for the remainder of the term of this Agreement. By way of example, if Licensee offers six (6) Licensed Services, the three (3) Licensed Services grossing the highest revenue for Licensee would have to be compliant with the Service Specifications in order to use "AT&T" as part of the corporate name and trade name. The foregoing notwithstanding, if all of the Licensed Services contemplated by this Agreement will be provided through Subsidiaries of the Licensee and not by the Licensee itself, then Licensee may, subject to the terms and conditions of this Agreement, use "AT&T" as part of the corporate and trade name set forth in Schedule H for the entire term of this Agreement. In the event that Licensee wishes to have one or more of its Subsidiaries which has been granted a sublicense to use the Licensed Marks pursuant to Section 2.1(a) use "AT&T" as part of its corporate and trade name, Licensee may request Licensor's written approval to sublicense such use, and Licensee shall not unreasonably withhold such written approval,

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provided that such Subsidiaries demonstrate to Licensor's satisfaction that at least half of the Licensed Services (namely, those grossing the highest revenues) offered by such Subsidiaries are in full compliance with the applicable Service Specifications and provided that such use is otherwise subject to the terms and conditions and conditions of this Agreement.

         2.2 USE OF LICENSED MASTER SERVICE MARKS AND DEVELOPMENT AND USE OF LICENSED ANCILLARY SERVICE MARKS.

         (a) Subject to the terms and conditions of this Agreement, the Licensed Marks and Licensed Trade Dress shall be used exclusively in connection with all Licensed Services.

         (b) Licensee may use ancillary service marks owned by Licensor with Licensor's express written consent for one or more service plan names or feature names. Licensee may develop and use with Licensor's prior written approval ancillary service marks with respect to one or more service plan names or feature names, which approval will not be unreasonably withheld. Such ancillary service marks developed by Licensee and approved by Licensor shall become Licensed Ancillary Service Marks. Licensee shall assign to Licensor all rights in and to any such ancillary service marks developed by Licensee that shall become Licensed Ancillary Service Marks, including all rights in any application to register or registration of the Licensed Ancillary Service Marks. Upon the termination of this Agreement, including termination under any renewal and any transition period provided under Section 12.3, Licensor shall assign to Licensee, without further consideration, all of its rights, title and interest in and to such Licensed Ancillary Service Marks developed by Licensee, including the goodwill attached thereto, in the Licensed Territory. With the

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exception of ancillary service marks developed by Licensee and assigned to
Licensor as provided above, Licensor shall be and remain the owner of all Licensed Ancillary Service Marks, and any foreign language equivalents thereof, that are not developed by Licensee.

         3. AGREEMENT PERSONAL. In recognition of the unique nature of the relationship between Licensor and Licensee, the parties agree that the rights, obligations and benefits of this Agreement shall be personal to Licensee and its authorized sublicensees, and, Licensor shall not be required to accept performance from or render performance to an entity other than Licensee and its authorized sublicensees. In the event of the Bankruptcy of the Licensee or its sublicensees, this Agreement and any sublicense granted pursuant to this Agreement may not be assigned or assumed by the Licensee, its sublicensees, or any Successor, and may be terminated by Licensor pursuant to Section 12.2(c) hereof, and the Licensor shall be excused from rendering performance to or accepting performance from Licensee, its sublicensees or any Successor.

         4.  OTHER MARKS

         4.1 NO OTHER MARK TO BE USED Licensee shall not use any other Mark or create by use, adoption or practice any alternate Mark or ancillary Mark in connection with the Exclusive Services, without Licensor's express written consent. In the marketing of the Licensed Services, any use or display by Licensee of its corporate, business, trade name, or trading style shall adhere to the Marketing Specifications of the Service Specifications or shall be with Licensor's express written consent. So long as Licensee is not providing a Nonexclusive Service in a particular country in the Licensed Territory using the Licensed Marks, Licensee may, after consultation with Licensor, use Marks that are not Licensed Marks on such Nonexclusive Service in such country, provided that Licensee agrees to

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conduct reasonable searches to determine the availability of such Marks prior to commencing use. In the event that Licensee commences providing a Nonexclusive Service using the Licensed Marks in a particular country in the Licensed Territory, Licensee shall immediately cease providing such Nonexclusive Service using other Marks in such country unless Licensor consents to the continued use of such other Marks.

         4.2 MODIFICATION OF LICENSED SERVICE MARKS. Modifications to or replacements of the Licensed Ancillary Service Marks may be initiated by Licensee, with the concurrence of Licensor as provided in Section 2.2(b), as to any modification or replacement of the Licensed Ancillary Service Marks as they are used by Licensee with respect to the Licensed Services.

         If Licensor modifies or replaces any of the Licensed Master Service Marks, Licensed Ancillary Service Marks, or the Licensed Trade Dress as used by Licensor, Licensee shall agree with Licensor on a program to cease, over a reasonable period of time, not to exceed one hundred-twenty (120) days, use of the previous Licensed Mark(s) and to introduce and adopt the modified or replacement Licensed Mark(s), at Licensee's cost, but without undue expense to Licensee or disruption to Licensee's business or marketing programs, and Licensor shall reimburse Licensee from the Brand Fund Fee one-half of such reasonable costs incurred by Licensee. In either case, such modified or replaced Licensed Master Service Mark(s), Licensed Ancillary Service Mark(s), or the Licensed Trade Dress shall be considered the Licensed Mark(s) contemplated by this Agreement.

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         If Licensor modifies a Licensed Ancillary Service Mark for certain uses outside the Licensed Territory but does not terminate all usage of the unmodified version, Licensee may choose to adopt the modified version but is not obliged to do so.

         4.3 USE OF ADDITIONAL MARKS AT LICENSOR'S REQUEST. Licensor may, from time to time, in consultation with Licensee, request Licensee to adopt and use in addition to the Licensed Master Service Marks, Licensed Ancillary Service Marks and Licensed Trade Dress, any Mark or Marks used or to be used by Licensor, including any Marks owned by a third party that Licensor has the right to use and sublicense, in connection with the marketing and provision of Licensed Services. Such additional Mark or Marks shall be licensed hereunder on the same terms as the Licensed Marks. All costs associated with adopting and using such additional Mark or Marks shall be borne by Licensor, and shall be paid out of the Brand Fund Fees.

         5.  ANNUAL PAYMENTS.

         5.1 BRAND FUND FEE. In consideration of the license granted in this Agreement and for other good and valuable consideration including Licensor brand building activities in the Licensed Territory, during the term of this Agreement with respect to each Payment Period, Licensee shall pay Licensor a Brand Fund Fee, as provided in Section 5.3, which shall be the greater of:

                  (a)(i) in Years 1 and 2 of this Agreement, four percent (4%) of Gross Service Revenues from the Licensed Services;

                  (ii) in Year 3 of this Agreement, three and one-quarter percent (3.25%) of Gross Service Revenues from Licensed Services;

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                  (iii) in Years 4 and 5, and for each year during the renewal term, two and one-half percent (2.5%) of Gross Service Revenues from Licensed Services; and

                  (b) two million five hundred thousand dollars ($2,500,000) (the "Minimum Guarantee").

         5.2 ACCOUNTING. With respect to each Payment Period as defined herein, Licensee shall furnish to Licensor a statement, in form reasonably acceptable to Licensor, certified by a responsible officer of Licensee, showing all Gross Service Revenues during such Payment Period, and the Brand Fund Fee as provided in Section 5.1. payable thereon. During the term of this Agreement, such statement shall be furnished to Licensor not later than forty-five (45) days after the end of each Payment Period.

         5.3 PAYMENT. With respect to each Payment Period as defined herein, Licensee shall, irrespective of its own business and accounting method, pay Licensor or Licensor's designee the Brand Fund Fee as provided in Section 5.1, forty-five (45) days after the end of each Payment Period. The Brand Fund Fee will be paid in U.S. currency. Licensee agrees that all of the Brand Fund Fees received for each Payment Period will be designated and spent by Licensor, with active participation of Licensee's CEO, on the following activities in support of Licensor's brand strategy and to ensure proper positioning of the Licensee:

                  (a) the monitoring of the brand, including the development and implementation of the Service Specifications set forth in Schedule E and the requirements set forth in Schedule D of this Agreement, customer satisfaction surveys, market research, and the management of corporate identity ("MONITORING

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         SERVICES"). Except as provided in the last sentence of this Section
         5.3(a), no more than three million dollars ($3,000,000) of the Brand Fund Fees shall be used each year of this Agreement for Monitoring Services. Monitoring Services shall be subject to the following conditions: (i) payments for Monitoring Services shall only be made to Persons that are not Affiliates of Licensee or Licensor, (ii) Monitoring Services shall be obtained on a cost effective basis using a reasonably competitive process to the extent practicable and (iii) Monitoring Services shall be implemented through the Communications Director and his/her team. Following consultation between Licensor and Licensee's CEO, Brand Fund Fees in excess of $3,000,000 per year may be designated and spent by Licensor for Monitoring Services, upon the submission of reasonable supporting documentation and subject to compliance with the conditions set forth above in the immediately preceding sentence.

                  (b) the manpower, including salary and benefits, required to implement the responsibilities of the Communications Director and his/her team of five (5) country managers across all of Licensee's communications, provided that such country managers shall be paid at competitive rates giving effect to the business conditions in each country and shall devote, in a manner consistent with the terms of this Agreement, all of their efforts to support Licensee's business, except that Licensor shall have the right, with the approval of Licensee's CEO, which shall not be unreasonably withheld, to use such persons from time to time to support other Licensor activities in the Latin American region;

                  (c) any additional manpower, including salary and benefits, based on the needs of Licensor and Licensee's business and with the agreement of Licensee's

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         CEO, required to implement the responsibilities of the Communications
         Director and his/her team;

                  (d) following consultation with Licensee's CEO, the implementation of activities in support of the Licensed Master Service Marks ("the Corporate Brand") and the position of the RV, as follows: corporate events, media placement, creativity/production; brand agency costs, sponsorships/events, and media relations ("Corporate Brand Efforts") and

                  (e) other items specified in this Agreement.

         The foregoing obligation shall not apply to Brand Fund Fees received for the last Payment Period of the renewal term (unless the parties enter a new service mark license agreement with regard to the Licensed Marks), and shall immediately cease if this Agreement terminates for any other reason.

         5.4 AUDIT OF LICENSEE'S RECORDS. Licensee and any sublicensees shall keep accurate books and records of all Gross Service Revenues, payments and Brand Fund Fees, together with such other data as is necessary and material to determine accurately the amounts payable hereunder. Licensor and Licensor's designee shall be entitled to inspect, during normal business hours, the books and records of Licensee and any sublicensees to ensure the proper reporting of Gross Service Revenues, payments and Brand Fund Fees and Licensee and any sublicensee's compliance with the terms and conditions of this Agreement. If such inspection discloses no deficit or a cumulative deficit over the term of this Agreement through the last Payment Period ending before the date of the inspection of less than five percent (5%) from the statements provided under
Section 5.2, the cost of such inspection shall be borne by Licensor. If any such cumulative deficit

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is five percent (5%) or greater, the cost of such inspection shall be borne by
Licensee or the appropriate sublicensee. Any payments due under this Section shall be made in accordance with Section 22 hereof.

         5.5 CURE OR TERMINATION. If Licensee is in default of any payment or fee due hereunder, Licensee shall have thirty (30) days after receipt of written notice of such default to it by Licensor to cure said default, failing which this Agreement shall be subject to termination by Licensor exercisable thirty
(30) days after delivery of written notice to Licensee. If Licensee is in default two (2) or more times in any two (2) year period, the Licensor shall have the right to terminate this Agreement immediately by delivery of written notice to Licensee by Licensor.

         6. BRAND SUPPORT FUNCTIONS. Upon mutual agreement, Licensor and Licensee may enter into a separate agreement, whereby Licensee may procure from Licensor and Licensor would provide to Licensee certain marketing, promotion and sales support functions in connection with the Licensed Services.

         7. RETENTION OF RIGHTS. All existing goodwill in the Licensed Marks inures to the sole benefit of the Licensor. Licensee's use of the Licensed Marks and any and all goodwill that derives from such use, shall, except as provided in Section 2.2(b), inure to the sole benefit of the Licensor. Except as otherwise expressly provided in this Agreement, Licensor shall retain all rights in and to the Licensed Marks, including all rights of ownership in and to the Licensed Marks and the right to license others to use the Licensed Marks for any product or service in the Licensed Territory and the rest of the Universe. Licensee shall execute all documents required to effect any transfer of rights to Licensor.

         8.       QUALITY CONTROL.

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         8.1 GENERAL. Licensee acknowledges that the Licensed Services covered by this Agreement must be of sufficiently high quality as to provide maximum enhancement to and protection of the Licensed Marks and the goodwill they symbolize. Licensee further acknowledges that the maintenance of high quality services is of the essence of this Agreement and that it will utilize only Marketing Materials which do not disparage or place in disrepute Licensor, its businesses or its business reputation, or adversely affect or detract from Licensor's goodwill.

         8.2 SERVICE SPECIFICATIONS. Licensee shall use the Licensed Marks only in accordance with, and in connection with, the marketing and provision of Licensed Services that meet the Service Specifications. The Service Specifications shall consist of technical performance, customer service, customer satisfaction and Marketing Specifications, shall be set forth in writing by Licensor and become Schedule E to this Agreement, and shall be defined further as the Licensed Services are developed for introduction and may evolve to meet market and other needs. The Service Specifications are deemed to be Proprietary Information under Section 21 hereof. Licensee shall not commence or continue to offer any Licensed Service under the Licensed Marks unless it meets each of the relevant Service Specifications. The initial definition of the Service Specifications will be determined solely by Licensor, following consultation with Licensee, and shall be provided to Licensee for the countries of Brazil, Chile, Colombia and Peru within three (3) months of the Effective Date of this Agreement, and for any other country or jurisdiction in the Licensed Territory, within three (3) months of written notice to Licensor that Licensee intends to begin offering the Licensed Services in such country or jurisdiction. Licensee shall use its commercially reasonable best efforts to become fully compliant with the relevant Service

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Specifications within six (6) months after the delivery of such Service
Specifications by Licensor to Licensee.

         8.3      CHANGES TO SERVICE SPECIFICATIONS.

                  (a) Except with respect to Marketing Specifications, the Service Specifications may be amended, modified or supplemented from time to time by Licensor, following consultation with Licensee. Following any such amendment, modification or supplement to the Service Specifications, Licensee shall within a reasonable time determined in the reasonable judgment of Licensor following consultation with Licensee adhere to such amendment, modification or supplement.

                  (b) The Marketing Specifications may be amended, modified or supplemented from time to time by Licensor in its sole discretion. Within sixty
(60) days of Licensor's request to amend, modify, or supplement the Marketing Specifications, Licensee shall adhere to such amendment, modification or supplement.

         8.4 QUALITY SERVICE REVIEWS: RIGHT OF INSPECTION. Licensor shall have the right to designate from time to time one or more Quality Control Representatives, who shall have the right at any time upon fifteen (15) days prior notice to conduct during Licensee's regular business hours an inspection, test, survey and review of Licensee's facilities and otherwise to determine compliance with the applicable Service Specifications. Licensee agrees to furnish to the Quality Control Representatives (i) samples or simulations of Licensed Services and Marketing Materials that are marketed or provided under the Licensed Marks as Licensor may request from time to time, for inspections, surveys, tests and reviews to assure conformance of the Licensed Services and the Marketing Materials with the applicable Service Specifications and (ii) all performance data in its control relating

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                                     Page 20

to the conformance of such Licensed Services with the applicable Service Specifications. Licensor may independently conduct continuous customer satisfaction surveys to determine if Licensee is meeting the Service Specifications. Any information obtained by either party or disclosed by one party to the other party pursuant hereto shall be deemed to be Proprietary Information of the party obtaining the information or disclosing the information pursuant to Section 21 hereof. If Licensee has actual knowledge that it is not complying with any Service Specification it shall notify Licensor and the provisions of Section 9 shall apply to such noncompliance.

         8.5 COMMUNICATIONS DIRECTOR. As set forth in Section 5.3(b) and (c), a Communications Director and at least five (5) persons reporting to the Communications Director shall be employed by Licensor at Licensor's sole cost and expense from the Brand Fund Fee. The Communications Director shall have several responsibilities relating to Licensee's use of the Licensed Marks, which shall include: (i) brand management, (ii) marketing communications, (iii) advertising and direct marketing, (iv) public relations, and (v) the monitoring of compliance with Service Specifications. The Communications Director shall (i) review and approve, subject to the concurrence of the Licensor's Vice President of Communications for Latin America or other Licensor-designated representative, all Licensee-produced Marketing Materials to ensure adherence to Licensor's brand positioning, policies and values and shall receive directions regarding brand position, brand strategy, brand values and implementation parameters from Licensor's Vice-President of Communications for Latin America or other
Licensor-
designated representative; (ii) ensure coordination and alignment of Licensee's and Licensor's brand activities, including brand alignment of all of Licensee's corporate communications, including advertising, sponsorship/events, and identity; (iii) provide feedback to Licensee on reports required in the Service Specifications and reporting Licensee's performance with regard to Service Specifications to Licensor, (iv) planning and execution of public relations and media relations programs as further described herein, (v) planning and execution of marketing communications programs as further described herein, and (vi) manage, along with Licensor's Vice President of Communications for Latin America or other Licensor-designated representative, the advertising, direct marketing and public relations brand agencies used by Licensee. All activities relating to the Corporate Brand Efforts that are funded by the Brand Fund Fee shall be planned and implemented in the Latin American region by the Licensor's Latin America Communications Group with the participation of Licensee's CEO and the Communications Director. The parties agree that all communications efforts, whether Corporate Brand Efforts or Licensee Brand Efforts, shall be aligned to Licensor's brand positioning and strategy, but their implementation shall ensure relevancy to the markets to which they will be targeted. The Communications Director shall also attend all Marketing Task Force or similar meetings of Licensor and Licensee , and will attend relevant marketing and strategy meetings of both Licensor and Licensee. The Communications Director will work closely with Licensee's CEO and his/her senior management team and the Licensor's Vice President of Communications for Latin America in coordinating the overall alignment of Licensee's and Licensor's brand building activities in the Licensed Territory. Specifically, Licensee's CEO and his/her senior management team shall provide the Communications Director with the Licensee's business direction, strategies and plans for the Communications Director's use in the planning and execution of marketing communications, public relations and media relations programs which support Licensee's business goals. Communications programs developed for Licensee Brand Efforts shall be approved by Licensee's senior management team. Public relations and media relations programs developed for Licensee Brand Efforts shall be approved by Licensee's CEO. Licensor and Licensee shall jointly evaluate the performance of the Communications Director, and Licensor's Vice President of Communications for Latin America or other Licensor-designated representative shall provide performance reviews to the Communications Director. After consultation with Licensee, Licensor will have the sole right to replace the Communications Director as well as any person reporting to the Communications Director who was designated by Licensor. Licensee's CEO shall contact Licensor's Vice President for Latin America regarding problems or concerns which may arise from time to time with regard to the Communications Director and his/her team, and Licensor's Vice President for Latin America shall consult with Licensee's CEO regarding the appropriate corrective measures to be taken. Funding for Corporate Brand Efforts in Latin America will be defined and managed by Licensor with the active participation of Licensor's Communications Director and Licensee's CEO. Licensee shall use brand agencies designated by Licensor provided that their cost, service and quality are competitive with local first class international agencies operating in Latin America. The Licensor's Vice President of Communications for Latin America or other Licensor-designated representative shall oversee the performance of and shall have responsibility for employing any corrective measures required with regard to the brand agencies, but Licensee's CEO and his/her senior management team shall provide input to Licensor in connection with the evaluation of the brand agencies. In the event that one or more of the brand agencies designated by Licensor do not meet or continue to meet relevant cost, service and quality criteria after corrective measures are implemented, Licensor's Vice President of Communications for Latin America or other Licensor-designated representative, with Licensee CEO's active participation, shall select alternative agencies. Licensee's CEO and his/her senior management team shall communicate directly with the Communications Director to enable the effective performance of his/her responsibilities and management of issues related to the Licensed Marks.

         8.6 COSTS. Each party shall bear its own costs associated with, and all risk of loss and damage resulting from, all inspections, surveys, tests and reviews under this Section. Except as otherwise agreed herein, Licensee shall bear the costs for marketing communications, public relations and local advertising; while Licensor shall bear the cost of regional advertising in Latin America from the Brand Fund Fee.

         8.7 SPONSORSHIP. Licensee shall not use the Licensed Marks to sponsor, endorse, or claim affiliation with any event, meeting, charitable endeavor or any other undertaking without the express written permission of Licensor. Any breach of this provision shall be deemed a Significant Breach by Licensee.

         9.  REMEDIES FOR NONCOMPLIANCE WITH SERVICE SPECIFICATIONS.

         9.1 INITIAL CURE PERIOD. If Licensor becomes aware that Licensee is not complying with any Service Specifications, or otherwise is in breach as defined by Sections 12.2(d) or (e), Licensor shall notify Licensee in writing, setting forth, in reasonable detail, a written description of the noncompliance and any suggestions for curing such noncompliance. Licensee shall have sixty (60) days from receipt of the description of noncompliance to correct such noncompliance, in the case of all Service Specifications, except those Service Specifications relating to Marketing Specifications (an "Initial Cure Period"). In the case of Licensee's noncompliance with respect to Service Specifications relating to Marketing Materials or Marketing Specifications, or where the Licensee otherwise is in breach as defined by Sections 12.2(a) or (f), Licensee shall immediately cease using any and all Marketing Materials which are in noncompliance with Service Specifications relating to Marketing Materials or Marketing Specifications, cease any other activity in noncompliance with these Service Specifications, and withdraw all Marketing Material in noncompliance with the Marketing Specifications. If there is any other noncompliance with respect to Service Specifications or if the Licensee is otherwise in breach as defined in Sections 12.2(a) or (f), and such breach continues beyond a twenty (20) day period, Licensee shall within a reasonable time but in any event within sixty (60) days of the end of such twenty (20) day period either comply with the Service Specifications or shall be deemed to be in breach of this Agreement.

         9.2 SECOND CURE PERIOD. If the noncompliance with the technical performance, customer service or customer satisfaction Service Specifications other than Marketing Specifications is not cured within the Initial Cure Period, either party may notify the other party thereof, setting forth, in detail, the reasons for noncompliance. Within ninety (90) days of receipt of any such notification, Licensor and Licensee shall create a mutually acceptable, detailed plan to rectify such noncompliance and Licensee and Licensor shall agree upon a reasonable and prompt timetable (the "Second Cure Period") to develop and implement this plan. Each party shall use all reasonable efforts to develop and implement this plan.

         9.3 FINAL CURE PERIOD. If the noncompliance with the technical performance, customer service or customer satisfaction Service Specifications continues beyond the Second Cure Period, or if the parties are unable to reach agreement on a plan within the ninety (90) day time period set forth in Section
9.2 hereof and the Licensee is still in noncompliance, either party may notify the other party thereof and Licensee shall either cease offering the Licensed Service(s) which is or are not in compliance until it can comply with the Service Specifications or be deemed to be in breach of this Agreement.

         9.4 POTENTIAL INJURY TO PERSONS OR PROPERTY. Notwithstanding the foregoing, in the event that Licensor reasonably determines that any noncompliance with any Service Specification creates a material threat of personal injury or injury to property of any third party, upon written notice thereof by Licensor to Licensee, Licensee shall either cease offering the applicable Licensed Service under the Licensed Marks until it can comply with the Service Specifications or be deemed to be in breach of this Agreement.

         9.5 COSTS. Except as otherwise expressly provided herein, all costs relating to effecting cures, including Licensor's and any consulting firm's and/or arbitrator's time and expenses and any additional monitoring required, shall be borne by Licensee.

         10.  PROTECTION OF LICENSED MARKS.

         10.1 OWNERSHIP AND RIGHTS. Except as otherwise expressly provided in
Section 2.2(b) Licensee acknowledges that Licensor is the sole owner of all rights, title and interest in and to the Licensed Marks. Licensee admits the validity of, and agrees not to challenge the ownership or validity of the Licensed Marks. Licensee shall take no action with respect to obtaining intellectual property rights in the Licensed Marks without the approval of Licensor. Licensor represents and warrants that the use of the Licensed Master Service Marks by the Licensee for the Licensed Services does not infringe the registered marks of any third party. Licensor shall use reasonable efforts to ensure that each Licensed Ancillary Service Mark (other than those Licensed Ancillary Service Marks developed by Licensee as provided in Section 2.2) is a Mark which is available for use and registration in the Licensed Territory for the particular service at issue. Licensee shall not disparage or adversely affect the validity of the Licensed Master Service Marks, the Licensed Ancillary Service Marks, or the Licensed Trade Dress. Licensee will not grant or attempt to grant a security interest in the Licensed Master Service Marks, the Licensed Ancillary Service Marks, or the Licensed Trade Dress, or this Agreement, or to record any such security interest in the Licensed Territory or elsewhere against any trademark or service mark application or registration belonging to Licensor. Licensee agrees to execute all documents including a Registered User Application reasonably requested by Licensor to effect further registration, maintenance and renewal of the Licensed Master Service Marks and the Licensed Ancillary Service Marks and, where applicable, to record Licensee as a registered user of the Licensed Master Service Marks and the Licensed Ancillary Service Marks. For purposes of this Agreement, Licensee shall be considered a "registered user" of the Licensed Master Service Marks and Licensed Ancillary Service Marks under the laws of the countries in the Licensed Territory, from time to time applicable.

         10.2 SIMILAR MARKS. Licensee further agrees not to use, acquire or register in any country any Mark resembling or confusingly similar or deceptive or misleading with respect to the Licensed Marks and not to use or register the Licensed Marks or any part thereof as part of its corporate or trade name except as authorized in this Agreement. Licensee further agrees not to use or register in any country any Mark which dilutes the Licensed Marks. If any application for registration is or has been filed in any country or political entity by Licensee which relates to any Mark which, in the sole opinion of Licensor acting in good faith, is confusingly similar, deceptive or misleading with respect to the Licensed Master Service Marks, the Licensed Ancillary Service Marks, or the Licensed Trade Dress, or which dilutes the Licensed Master Service Marks, the Licensed Ancillary Service Marks, or the Licensed Trade Dress, Licensee shall, within a reasonable time, but in any event within 30 days of written request from Licensor, at Licensor's sole discretion acting in good faith, immediately abandon any such application or registration or assign it to Licensor. If Licensee uses any Mark which, in the sole opinion of Licensor acting in good faith, is confusingly similar, deceptive or misleading with respect to the Licensed Master Service Marks, the Licensed Ancillary Service Marks, or the Licensed Trade Dress, or which dilutes the Licensed Master Service Marks, the Licensed Ancillary Service Marks, or the Licensed Trade Dress, or if Licensee uses the Licensed Master Service Marks, the Licensed Ancillary Service Marks, or the Licensed Trade Dress in connection with any product or in connection with any service not specifically authorized hereunder, Licensee shall, within a reasonable time, but in any event within thirty (30) days of receiving written request from Licensor, permanently cease such use. Licensee shall reimburse Licensor for all the costs and expenses of any litigation, opposition, cancellation or related legal proceedings, including legal fees, instigated by Licensor or its authorized representative, in connection with any such use, registration or application.

         10.3 INFRINGEMENT. In the event that Licensee learns of any infringement or threatened infringement of the Licensed Marks or any unfair competition, passing-off or dilution with respect to the Licensed Master Service Marks, the Licensed Ancillary Service Marks, or the Licensed Trade Dress, or any third party alleges or claims that either the Licensed Master Service Marks, the Licensed Ancillary Service Marks, or the Licensed Trade Dress are liable to cause deception or confusion to the public, or are liable to dilute or infringe any right of such third party, Licensee shall immediately notify Licensor or its authorized representative giving particulars thereof and Licensee shall provide necessary information and assistance to Licensor or its authorized representatives in the event that Licensor decides that proceedings should be commenced or defended.

         Licensor shall have exclusive control of any litigation, opposition, cancellation or related legal proceedings, or the settlement or compromise of any claim. The decision whether to bring, defend, maintain or settle any such proceedings shall be at the exclusive option and expense of Licensor and all recoveries shall belong exclusively to Licensor and all reasonable expenses or losses of Licensee in connection therewith shall be paid by Licensor to Licensee. Licensee will not initiate any such litigation, opposition, cancellation or related legal proceedings in its own name but, at Licensor's request, agrees to be joined as a party in any action taken by Licensor to enforce its rights in the Licensed Master Service Marks, the Licensed Ancillary Service Marks, or the Licensed Trade Dress. Licensor shall reimburse Licensee for all reasonable expenses of Licensee solely in its role as a party in the action. Nothing in this Agreement shall require or be deemed to require Licensor to enforce the Licensed Master Service Marks, the Licensed Ancillary Service Marks, or the Licensed Trade Dress.

         In the event of any claim, action, proceeding or suit by a third party against Licensee alleging an infringement by any of the Licensed Marks or copyright, by reason of the use, in accordance with the Service Specifications, of the Licensed Master Service Marks, the Licensed Ancillary Service Marks, or the Licensed Trade Dress in association with the Licensed Service(s), Licensor, at its expense, will defend Licensee subject to the following conditions:

         Licensor will reimburse Licensee for any reasonable costs, expenses, and legal fees incurred in connection with obtaining advice concerning its liability with respect to the claim, action, proceeding or suit, but not legal fees, costs and expenses involved in connection with the defense of the claim, action, proceeding or suit, unless incurred at Licensor's written request or authorization in which case Licensor will promptly reimburse Licensee in full for such amounts. Licensor also will indemnify Licensee against any liability (including any fines, penalties and punitive damages) assessed against Licensee by final judgment or order from which no appeal lies or the time for appeal has expired on account of such infringement or violation arising out of such use.

         10.4 COMPLIANCE WITH LAWS. In the performance of this Agreement, Licensee and Licensor shall comply with all applicable laws and regulations, including those laws and regulations particularly pertaining to the proper use and designation of Marks in the countries in the Licensed Territory. Should either party be or become aware of any applicable laws or regulations which are inconsistent with the provisions of this Agreement, such party shall promptly notify the other of such inconsistency. In such event, Licensor may, at its option, either waive the performance of such inconsistent provisions or negotiate with Licensee to make changes in such provisions to comply with applicable laws and regulations.

         11.  NO TRANSFER OF LICENSED RIGHTS.

         11.1 NO SUBLICENSING; ASSIGNMENT; RIGHTS TO MARKETING MATERIALS AND TRADE DRESS. Licensee shall not, except as provided in Section 2.1, (i) assign, license, transfer or part with any of its rights or obligations hereunder (whether by amalgamation, merger, consolidation, sale or otherwise), or (ii) grant or purport to grant any sublicense in respect of the Licensed Marks.

         11.2 COPYRIGHT LICENSE. Licensee acknowledges that the Marketing Materials and all proprietary rights therein are owned by or licensed to and reserved to Licensor and they are valid. Licensor hereby grants Licensee a royalty-free, non-exclusive, copyright license in the Licensed Territory to reproduce, distribute, display, perform and create derivative works from all Marketing Materials in connection with the provision of Licensed Services pursuant to this Agreement. Licensee shall neither acquire nor assert copyright, patent, industrial design, service mark or trademark ownership or any other proprietary rights in and to the Marketing Materials or in any derivation, adaptation or variation thereof. Any and all trademarks, service marks, copyrights (subject to any moral rights of Licensee which may not be assigned by operation of applicable law), or related rights accruing to Licensee in the Marketing Materials by virtue of its sale, distribution, performance or provision of the services in the Licensed Territory shall vest automatically at the time of accrual solely and exclusively in Licensor. Licensee shall sign all documents requested by Licensor to effectuate the transfer of these rights to Licensor, failing which Licensor may, and Licensee hereby grants Licensor the right to, execute documents on behalf of

Licensee to secure or effectuate such rights. In the event this Agreement is terminated, canceled or expires, Licensee shall immediately upon such termination, cancellation or expiration cease all use in any manner of such Marketing Materials and shall assign any and all right, title and interest in and to any and all trademarks, service marks, copyrights, (subject to any moral rights of Licensee which may not be assigned by operation of applicable law) and other related proprietary rights in the Marketing Materials or in any derivation, adaptation or variation thereof the Licensee owns to Licensor.

         11.3 TRADE DRESS. Licensee shall assign to Licensor all rights, title, interest and related goodwill in and to any Licensed Trade Dress it develops or uses in connection with the provision of services under this Agreement. Such assignment shall be made on a non-fee, royalty-free basis.

         12.  TERMS AND TERMINATION.

         12.1 TERM.

                  (a) Unless earlier terminated in accordance with this Section 12, the initial term of this Agreement shall be five (5) years from the Effective Date. This Agreement shall automatically be renewed at the end of the initial term for an additional five (5) year term, provided that Licensee is not in default pursuant to Section 5 or in breach pursuant to Section 12.2.

                  (b) Licensor in its sole discretion may terminate this Agreement if Licensor and/or its other Affiliates cease to own, directly and indirectly, a majority of the voting power of Licensee.

                  (c) All sublicenses granted hereunder shall terminate upon the termination of this Agreement.

                  (d) This Agreement shall terminate in the event of the termination for failure of Licensee to perform under the Nancy Investment Agreement or other agreements related thereto.

         12.2 BREACH BY LICENSEE. Licensor may terminate this Agreement at any time in the event of a Significant Breach by Licensee. A "Significant Breach by Licensee" shall mean, after exhaustion of any applicable cure provisions set forth in Sections 9 or 5 hereof, any of the following:

         (a) Licensee's use of any Mark (including the Licensed Master Service Marks, the Licensed Ancillary Service Marks, or Licensed Trade Dress) contrary to this Agreement including any use which disparages or places in disrepute Licensor, its businesses, or its business reputation, or adversely affects or detracts from Licensor's goodwill;

         (b) Licensee's refusing or neglecting a request by Licensor for access to Licensee's facilities or Marketing Materials, which continues for thirty (30) days following a written description of the noncompliance and any suggestions for curing such noncompliance;

         (c) Licensee's Bankruptcy or Licensee's licensing, assigning, transferring or parting with (or purporting to license, assign, transfer or part with) any of the rights granted in this Agreement to others without the prior written approval of Licensor;

         (d) Licensee's failure to maintain the Service Specifications and other information furnished under this Agreement in confidence or failing to restrict the transmission of information, products and commodities as required by this Agreement;

         (e) Licensee's failure to abide by the Service Specifications in the sale, distribution, performance or provision of the Licensed Services, other than relating to Marketing Materials;

         (f) Licensee's failure to abide by the Service Specifications relating to Marketing Materials in the sale, distribution, performance or provision of the Licensed Services;

         (g) Licensee's failing to make any payment specified in this Agreement, including without limitation payments required under Sections 4 or 5 or 8 or 9 hereof;

         (h) Licensee's failure to abide by Section 8.7 of this Agreement relating to sponsorship; or

         (i) Licensee's failure to obtain the recordal, approval or permits required under Section 17 hereof.

         12.3 TERMINATION OBLIGATIONS. In the event this Agreement terminates, expires or is canceled in accordance with Section 12.2 hereunder, Licensee shall immediately, and permanently cease all use of the Licensed Marks, the use of "AT&T" as part of its corporate and trade name, and use of any proprietary materials of Licensor furnished hereunder and shall not use any confusingly similar name, Mark or trade dress, and Licensee shall have no further rights under this Agreement. In the event this Agreement terminates or expires in accordance with any other provision of this Agreement, Licensee shall have six
(6) months to cease all use of the Licensed Marks and any proprietary materials of Licensor furnished hereunder and to change its corporate name and to cause its Subsidiaries that are using "AT&T" as part of their corporate names to change their names, and shall thereafter not use any confusingly similar name, Mark or trade dress and Licensee shall have no further rights under this Agreement.

         12.4 NO WAIVER OF RIGHTS. In addition to any other provision of this
Section 12, each party will retain all rights to any other remedy it may have at law or equity for any breach by the other of this Agreement.

         13. INDEMNITY. Licensee shall defend, indemnify and hold Licensor, its other Affiliates and authorized representatives harmless against all claims, suits, proceedings, costs, damages and judgments incurred, claimed or sustained by third parties whether for personal injury, or property damage, due to Licensee's marketing, sale, or use of services bearing the Licensed Master Service Marks, the Licensed Ancillary Service Marks, or the Licensed Trade Dress and shall indemnify Licensor for all damages, losses, costs and expenses (including reasonable attorneys' fees and expenses) due to such use or any improper or unauthorized use of the Licensed Marks.

         14. INSURANCE.

         14.1 INSURANCE POLICY. Licensee shall maintain, at its own expense, in full force and effect at all times during which services bearing the Licensed Master Service Marks, the Licensed Ancillary Service Marks or the Licensed Trade Dress are being sold, with a responsible insurance carrier acceptable to Licensor, at least a Five (5) Million U.S. Dollar (U.S. $5,000,000.00) comprehensive general liability insurance policy with respect to the services offered under the Licensed Marks. This insurance shall name Licensor as an insured party, shall be for the benefit of Licensor and Licensee and shall provide for at least ten (10) days prior written notice to Licensor and Licensee of the cancellation or any substantial modification of the policy. This insurance may be obtained for Licensor by Licensee in conjunction with a policy which covers services and/or products other than the Licensed Services covered under this Agreement.

         14.2 EVIDENCE OF INSURANCE. Licensee shall, from time to time upon reasonable request by Licensor, promptly furnish or cause to be furnished to Licensor evidence in form and substance satisfactory to Licensor, of the maintenance of the insurance required by Section 14.1 hereof, including without limitation originals or copies of policies, certificates of insurance (with applicable riders and endorsements) and proof of premium payments.

         15. NOTICES, ETC. All notices, requests, demands or other communications required by or otherwise with respect to this Agreement shall be in writing and shall be deemed to have been duly given to any party when delivered personally (by courier service or otherwise), when delivered by telecopy and confirmed by return telecopy, or seven days after being mailed by first-class mail, postage prepaid in each case to the applicable addresses set forth below:

         If to Licensee:
                  Kiri Inc.
                  2333 Ponce de Leon Blvd.
                  Coral Gables, FL 33134
                  Attn: Chief Executive Officer
                           General Counsel
                  Fax No.: 305-774-2001

         If to Licensor:
                  AT&T Corp.
                  295 N. Maple Avenue
                  Basking Ridge, New Jersey 07920
                  Attn: General Counsel
                  Fax No.: 908-953-8360

                  and

                  AT&T Corp.
                  Frank L. Politano, Esq.
                  Trademark and Copyright Counsel
                  295 North Maple Avenue
                  Basking Ridge, New Jersey 07920
                  Fax No.: 908-221-5783
or to such other address as such party shall have designated by notice so given to each other party.

         16. COMPLIANCE WITH LAW. Nothing in this Agreement shall be construed to prevent Licensor or Licensee from complying fully with all applicable laws and regulations, whether now or hereafter in effect.

         17. GOVERNMENTAL LICENSES, PERMITS AND APPROVALS. Licensee, at its expense, shall be responsible for obtaining and maintaining all licenses, permits and Regulatory Approvals which are required by all Regulatory Authorities with respect to this Agreement, and to comply with any requirements of such Regulatory Authorities for the registration, approval or recording of this Agreement or any related Registered User Applications and for making payments hereunder. Licensee shall furnish to Licensor written evidence from such Regulatory Authorities of any such licenses, approvals, permits, clearances, authorizations, Regulatory Approvals, registration or recording. Licensor and Licensee agree that Licensor shall record this License Agreement with the appropriate authorities in the Licensed Territory where such licenses shall be recorded, pay the necessary fees and do all that may be required to effect such recordation and to obtain recognition of Licensee as an authorized or registered user of the Licensed Marks.

         18. EXPORT

         Licensee acknowledges that any products, software, and technical information (including, but not limited to services and training) provided under this Agreement are subject to U.S. export laws and regulations and any use or transfer of such products, software, and technical information must be authorized under those regulations. Licensee agrees that it will not use, distribute, transfer, or transmit the products, software, or technical information (even if incorporated into other products) except in compliance with U.S. export regulations. If requested by Licensor, Licensee also agrees to sign those export-related documents which may be required for Licensor to comply with U.S. export regulations. The obligations of this section shall survive and continue after any termination of rights under this Agreement.

         19. APPLICABLE LAW; JURISDICTION. The construction, performance and interpretation of this Agreement shall be governed by the laws of the State of New York, U.S.A. without giving effect to its principles or rules of conflicts of law to the extent that such principles or rules would require or permit the application of the laws of another jurisdiction, provided that if the foregoing laws should be modified during the term hereof in such a way as to adversely affect the original intent of the parties, the parties will negotiate in good faith to amend this Agreement to effectuate their original intent as closely as possible. Subject to Section 20, Licensee and Licensor hereby irrevocably and unconditionally consent to submit to the exclusive jurisdiction of the courts of the State of New York and of the United States of America located in the State of New York (the "New York Courts") for any litigation arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto in a court except in such courts), waives any objection to the laying of venue of any such litigation in the New York Courts and agrees not to plead or claim in any New York Court that such litigation brought therein has been brought in an inconvenient forum. Licensee and Licensor hereby waive any right to a trial by jury.

         20.  DISPUTE RESOLUTION.

         20.1 ARBITRATION Any dispute, controversy or claim arising out of, relating to, or in connection with, this Agreement, or the breach, termination or validity thereof, whether based on contract, tort, statute, fraud, misrepresentation or any other legal or equitable theory (each a "Claim"), shall be finally settled by binding arbitration. The arbitration shall be conducted in accordance with the CPR Rules for Non-Administered Arbitration in effect at the time of the arbitration, except as they may be modified herein or by mutual agreement of the parties. The seat of the arbitration shall be New York City, New York, and it shall be conducted in the English language. Notwithstanding
Section 19 hereof, the arbitration and this clause shall be governed by Title 9 (Arbitration) of the United States Code. Any request for interim measures pursuant to Section 23.5 hereof or otherwise shall not be deemed incompatible with, or a waiver of, this agreement to arbitrate.

           20.2 NUMBER OF ARBITRATORS/SELECTION. The arbitration shall be conducted by three arbitrators. The party initiating arbitration (the "Claimant") shall appoint an arbitrator in its request for arbitration (the "Request"). The other party (the "Respondent") shall appoint an arbitrator within 30 days of receipt of the Request and shall notify the Claimant of such appointment in writing. If within 30 days of receipt of the Request by the Respondent, either party has not appointed an arbitrator, then that arbitrator shall be appointed by CPR Institute for Dispute Resolution. The first two arbitrators appointed in accord with this provision shall appoint a third arbitrator within 30 days after the Respondent has notified Claimant of the appointment of the Respondent's arbitrator or, in the event of a failure by a party to appoint, within 30 days after the CPR Institute for Dispute Resolution has notified the parties and any arbitrator already appointed of its appointment of an arbitrator on behalf of the party failing to appoint. When the third arbitrator has accepted the appointment, the two arbitrators making the appointment shall promptly notify the parties of the appointment. If the first two arbitrators appointed fail to appoint a third arbitrator or so to notify the parties within the time period prescribed above, then the CPR Institute for Dispute Resolution shall appoint the third arbitrator and shall promptly notify the parties of the appointment. The third arbitrator shall act as Chair of the tribunal.

           20.3 CERTAIN PROCEDURES. The arbitration panel shall strictly limit discovery to the production of documents directly relevant to the facts alleged by the Claimant and the Respondent, and if depositions are required, each party shall be limited to five depositions. Each party shall bear its own expenses, but those related to the compensation of the arbitrators shall be borne equally.

           20.4 ARBITRAL AWARD. The arbitral award shall be in writing, state only the damages and injunctive relief granted and be final and binding on the parties. The parties hereto expressly waive and forgo any right to punitive, exemplary or similar damages as a result of any Claim. The arbitrators shall orally state the reasoning on which the arbitral award rests but shall not state such reasoning in any writing. The arbitration panel shall endeavor to issue the arbitral award within six months of the Request, but failure to do so shall not effect the validity of the arbitral award. The parties agree that the existence and contents of the entire arbitration, including the award, shall be deemed a compromise of a dispute under Rule 408 of the Federal Rules of Evidence, shall not be discoverable in any proceeding, shall not be admissible in any court (except for the enforcement thereof) or arbitration and shall not bind or collaterally estop either party with respect to any claim or defense made by any third party.

          20.5 CONFIDENTIALITY OF PROCEEDINGS. All proceedings in connection with any arbitration, including its existence, the content of the proceedings and any decision, shall be kept confidential to the maximum extent possible consistent with the law. The arbitrator shall issue an order preventing the parties, CPR Institute for Dispute Resolution and any other participants to the arbitration from disclosing to any third party any information obtained via the arbitration, including discovery of documents, evidence, testimony and the award except as may be required by law.

          20.6 JUDGMENT. Judgment upon the decision may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant party or its assets, PROVIDED that the party entering the award shall request that the court prevent the award from becoming publicly available except as may be required by law.

         21. CONFIDENTIALITY OF INFORMATION AND USE RESTRICTION

         The Service Specifications disclosed and/or furnished to Licensee by Licensor under this Agreement and all copies of the Service Specifications made by Licensee, including translations, compilations and partial copies (the "Material") shall remain the property of the Licensor and shall be returned to Licensor upon request. Licensee shall use the Material solely for the purposes described in this Agreement. Licensee shall hold in confidence during and after the termination, expiration or cancellation of this Agreement and shall not disclose such Material to any third party without the prior written consent of the Licensor.

         The Proprietary Information disclosed and/or furnished by one party to another under this Agreement and all copies thereof made by the receiving party, including translations, compilations and partial copies shall remain the property of the disclosing party and shall be returned to the disclosing party upon request. The receiving party shall use the Proprietary Information solely for the purposes described in this Agreement. The receiving party shall hold in confidence during and after the termination, expiration or cancellation of this Agreement and not disclose, provide, or otherwise make available, in whole or in part such Proprietary Information to any third party without the prior written consent of the disclosing party, except Proprietary Information which, as established by reasonable proof by the receiving party:

         (i)      at the time of the alleged disclosure, is known to the public;

         (ii) after the time of disclosure, becomes known to the public other than by or through a violation of this Agreement by the receiving party either directly or indirectly;

         (iii) at the time of disclosure, is in the possession of the receiving party and was not acquired directly or indirectly from the disclosing party;

         (iv) after the time of disclosure is lawfully received by the receiving party from a third party who has lawfully received it; or

         (v) at the time of disclosure, is required to be disclosed by law or by any government or regulatory agency having jurisdiction for telecommunication services, the receiving party making reasonable effort to have the agency retain the Proprietary Information in confidence.

         Both parties shall ensure that only its employees with a need to know the Proprietary Information shall have access to it and then only if those employees have entered an appropriate confidentiality and use restriction agreement obligating them at least to the same extent as the Licensee is obligated under this Agreement.

         The receiving party of the Proprietary Information shall exercise a standard of care under this Section that is not less than the standard of care Licensor exercises under its own corporate policy for confidentiality and use restrictions for its own Proprietary Information.

         If and when Licensor receives Proprietary Information of Licensee through inspection, test, survey and review of Licensee's facilities and otherwise to determine compliance with the applicable Service Specifications, Licensor's non-disclosure requirements hereunder shall be for a period not to exceed three years from the termination or expiration of this Agreement.

         22.  PAYMENTS.

         22.1 PAYMENTS. All payments or fees due under this Agreement ("Payments") shall be made on the date that they are due and shall be subject to a late payment charge equal to the lesser of (i) U.S. dollar LIBOR rate (London Inter Bank Offer Rate) quoted for sixty (60) day advances (quoted on TELERATE, a service of Dow Jones) plus 600 basis points starting on the date the Payment is due plus 600 basis points accruing from the due date to date of receipt of the balance owed by the Licensee and (ii) the maximum rate permitted by law. If receipt occurs later than sixty (60) days from the due date, a weighted average is computed based on successive sixty (60) day rates (e.g., if a year elapses six rates taken sixty (60) days apart would be averaged.)

         22.2 TAXES. All Payments due under this Agreement shall be made in full without any deduction or withholding whatsoever for taxes or duties imposed by the countries in the Licensed Territory or any subdivision or local jurisdiction thereof, unless such withholding or deduction is required by law in which event Licensee shall pay to Licensor such additional amount so that the net amount received by Licensor after the deduction or withholding will equal the full amount which would have been received by it had no such deduction or withholding been made.

         22.3 PAYMENT OF BRAND FUND FEES. The payment of the Brand Fund Fees and any associated late charges under Section 22.1 shall be made via electronic funds transfer to a bank account designated by Licensee solely for this purpose with notice to Licensor as to its existence and signing authority, and the funds in such account shall be accessible solely by the Licensor Vice President for Latin America and/or other Licensor-designated representative.

         23.  MISCELLANEOUS.

         23.1 NAME, CAPTIONS. The name assigned this Agreement and the section captions used herein are for convenience of reference only and shall not affect the interpretation or construction hereof.

         23.2 ENTIRE AGREEMENT. The provisions of this Agreement (including the Schedules hereto) contain the entire agreement between the parties relating to use by Licensee of the Licensed Marks and supersede all prior agreements and understandings relating to the subject matter hereof. No rights are granted to use the Licensed Marks except as specifically set forth in this Agreement. In the event of any conflict between the provisions of this Agreement and provisions of other agreements involving Licensor and Licensee, the provisions of this Agreement shall prevail. This Agreement is not a franchise, does not create a partnership or joint venture and shall not be deemed to constitute an assignment of any rights of Licensor to Licensee. Licensee is an independent contractor, not an agent or employee of Licensor, and Licensor is not liable for any acts or omissions by Licensee. The continuing obligations of Licensee in this Agreement, including those obligations set forth in Sections
10.2 and 18, shall survive and continue after the expiration, cancellation, or termination of this Agreement. With respect to Section 21, the obligations shall survive and continue for a period of three (3) years following such expiration, cancellation or termination of this Agreement. Notwithstanding the foregoing, the confidentiality provisions of the Purchase Agreement are not in any way altered, amended, extended, contracted or superseded by this Section 23.2 of this Agreement.

         23.3 AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified except by an instrument in writing signed by the parties.

         23.4 SEVERABILITY. If any term of this Agreement or the application thereof to any party or circumstance shall be held invalid or unenforceable to any extent, the remainder of this Agreement and the application of such term to the other parties or circumstances shall not be affected thereby and shall be enforced to the greatest extent permitted by applicable law.

         23.5 SPECIFIC PERFORMANCE. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any party may, in its sole discretion, apply to a court of competent jurisdiction for specific performance, interim or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

         23.6 REMEDIES CUMULATIVE. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

         23.7 NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

         23.8 NO THIRD PARTY BENEFICIARIES. This Agreement is not intended to be for the benefit of and shall not be enforceable by any person or entity who or which is not a party hereto.

         23.9 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies each signed by less than all, but together signed by all, the parties hereto.

         23.10 FURTHER ASSURANCES. Each of the parties shall, and shall cause its Affiliates to, from time to time, execute and deliver such additional instruments, documents, conveyances or assurances and take other such actions as shall be necessary or otherwise reasonably requested by a party, to confirm and assure the rights and obligations provided for in this Agreement and render effective the consummation of the transactions contemplated hereby, or otherwise carry out the intent and purposes of this Agreement.

         23.11 CONSTRUCTION OF THIS AGREEMENT. In any construction of this Agreement, this Agreement shall not be construed against any party based upon the identity of the drafter of the Agreement or any provision of it.

         23.12 EFFECTIVE DATE. This Agreement shall become effective upon the date of the consummation of the Merger under the Merger Agreement (the "Effective Date") and shall have no force or effect prior to such time.

         IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed in duplicate originals by its duly authorized representatives as of the date first stated above.

KIRI INC.                                            AT&T CORP.

By:  ________________________       By:  _________________________
Name:  ______________________       Name:  _______________________
Title:  _____________________       Title:  ______________________
Date:  ______________________       Date:  _______________________

                                   SCHEDULE A

                          LICENSED MASTER SERVICE MARKS

                       [GRAPHIC OMITTED][GRAPHIC OMITTED]

        -----------------------------------------------------------------

                                [GRAPHIC OMITTED]

                                [GRAPHIC OMITTED]

                                   SCHEDULE B

                 REGISTRATIONS FOR LICENSED MASTER SERVICE MARKS

                                              REGISTRATION      REGISTRATION
                                              OR APPLICATION    OR APPLICATION
COUNTRY           MARK                        NO.               DATE
-------           ----                        --------------    --------------

Argentina         AT&T                        1099877           Feb. 28, 1995

Argentina         AT&T & Globe Design         1518137           Apr. 29, 1994

Brazil            AT&T                        811983030         Aug. 5, 1986

Brazil            AT&T & Globe Design         819860573         Mar. 24, 1997

Chile             AT&T                        389224            Mar. 8, 1993

Chile             AT&T & Globe Design         420096            Jan. 18, 1994

Colombia          AT&T                        112857            Apr. 4, 1986

Colombia          AT&T & Globe Design         148388            Jan. 28, 1994

Peru              AT&T                        2468              Jan. 25, 1984

Peru              AT&T & Globe Design         14617             Jun. 2, 1998

                                   SCHEDULE C1

                        LICENSED ANCILLARY SERVICE MARKS

                                         RESTRICTIONS ON LICENSE
                                         -----------------------
MARK                            LICENSED TERRITORY      LICENSED SERVICES
----                            ------------------      -----------------
IT'S ALL WITHIN YOUR REACH              All                     All

TODO A SEU ALCANCE                All Portuguese-               All
                                  speaking countries

TODO A TU ALCANCE                 All Spanish-                  All
                                  speaking countries

                                   SCHEDULE C2

               REGISTRATIONS FOR LICENSED ANCILLARY SERVICE MARKS

                                            REGISTRATION         REGISTRATION
                                            OR APPLICATION       OR APPLICATION
COUNTRY                  MARK               NO.                  DATE
-------                  ----               --------------       --------------
Argentina           IT'S ALL WITHIN
                    YOUR REACH              2151848              May 20, 1998

Argentina           TODO A TU
                    ALCANCE                 2151851              May 20, 1998

Bolivia             IT'S ALL WITHIN
                    YOUR REACH              6065                 May 5, 1998

Bolivia             TODO A TU
                    ALCANCE                 6064                 May 5, 1998

Brazil              IT'S ALL WITHIN
                    YOUR REACH              819891959            Apr. 22, 1997

Brazil              TODO A SEU
                    ALCANCE                 820880574            Jun. 29, 1998

Chile               IT'S ALL WITHIN
                    YOUR REACH              414215               May 8, 1999

Chile               TODO A TU
                    ALCANCE                 414213               May 8, 1999

Colombia            IT'S ALL WITHIN
                    YOUR REACH              98028803             May 21, 1999

Colombia            TODO A TU
                    ALCANCE                 98028799             May 21, 1999

Peru                IT'S ALL WITHIN
                    YOUR REACH              15536                Sep. 10, 1998

Peru                TODO A TU
                    ALCANCE                 15442                Aug. 31, 1998

                                   SCHEDULE D

                              LICENSED TRADE DRESS

1. The overall configurations of the AT&T and globe design corporate signature as set forth more fully in the AT&T document CORPORATE IDENTITY PROGRAM: GRAPHIC STANDARDS MANUAL ("Graphic Standards Manual").

2. The AT&T Garamond typeface, namely AT&T's proprietary typeface used for all marketing communications materials, including print and television advertising, promotional brochures, pamphlets and other Marketing Materials and as set forth in the AT&T document GUIDELINES FOR PRINT AND TV ADVERTISING.

3. The AT&T identification stripes, namely a rectangular band consisting of three parallel lines: the top line being red (PANTONE(R) 485); the middle, blue (PANTONE(R) Process Blue); the bottom, black (PANTONE(R) Process Black), as set forth in the GRAPHIC STANDARDS MANUAL.

4. The acceptable color applications of the AT&T and globe design corporate signature as set forth in the GRAPHIC STANDARDS MANUAL.

                              LICENSED TRADE DRESS

5. The acceptable graphic techniques relating to the AT&T and globe design corporate signature as set forth in the GRAPHIC STANDARDS MANUAL.

6. The acceptable applications of the AT&T globe design corporate signature and typography, as well as the visual style and design techniques (layout) as applied to any product marking, as set forth in the AT&T document PRODUCT MARKING REFERENCE MANUAL.

7. The acceptable applications of the AT&T globe design corporate signature and typography, as well as the visual style and design techniques, as applied to business stationery, and as set forth in the AT&T document BUSINESS STATIONERY SPECIFICATIONS.

8. Nothing in this Schedule shall restrict or limit AT&T's claim of trade dress rights in or protection of AT&T's Trade Dress.

                                   SCHEDULE E

                             SERVICE SPECIFICATIONS

                                   SCHEDULE F

                                LICENSED SERVICES

EXCLUSIVE SERVICES

o        Local voice delivered through fixed-line connectivity

o        Domestic long distance

o        International long distance

o        Point-to-point dedicated line

o        Asynchronous Transfer Mode (ATM)

o        Frame relay

o        Internet access

o        1-800/toll free

o        Packet X.25 (data)

o        Virtual network services (data)

o        Switched digital (data)

NONEXCLUSIVE SERVICES

o        AT&T card services

o        AT&T Direct(R) services

o        E-commerce

o        Web-hosting

o        Fixed wireless for connectivity

o        Voice over Internet Protocol

o        Managed Network Services (as defined herein)

                                   SCHEDULE G

                            Criteria for Sublicensees

Neither sublicensees nor their affiliates (including any joint venture and business alliance in which sublicensee is a participant) conduct business or engage in business practices in any of the following areas:

        o     Illegal activities;
        o Content or practices which demean, ridicule or attack individuals or groups on the basis of age, color, national origin, race, religion, sex, sexual orientation or handicap;
        o Pornographic, obscene or sexually explicit/suggestive material or content;
        o     Material deemed to be harmful to children;
        o     Tobacco or alcoholic beverages;
        o     Firearms, ammunition or fireworks;
        o     Gambling;
        o     Contraceptives;
        o     Violence;
        o     Vulgar or obscene language;
        o     Solicitation of funds;
        o     Extreme political or social activism.

                                   SCHEDULE H

                        LICENSEE CORPORATE AND TRADE NAME

AT&T Latin America, Inc.